Exhibit 10.1

SERVICES AGREEMENT

THIS AGREEMENT is made and entered by and between: Encorium Group, (the “Client”) with offices at One Glenhardie Corporate Center, 1275 Drummers Lane, Suite 100Wayne, PA 19087 and Penn Valley Management Group, LLC (the “Service Provider”), with offices at 435 Devon Park Drive, Building 700, Wayne, PA 19087.

WHEREAS, the Service Provider has expertise in particular areas relevant to the Client’s business initiatives with respect to financial and business matters, including strategic business planning and positioning, corporate and capital development, and other matters of business and financial nature.

WHEREAS, the Service Provider desires to provide the Client with services that draw upon such expertise; and

WHEREAS, the Client desires to engage the Service Provider that draw upon the Service Provider’s expertise as defined in this Agreement;

NOW THEREFORE, in consideration of the mutual promises and terms herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged; and intending to be legally bound hereby, the parties hereto agree as follows:

I. Scope of Services

The Service Provider agrees to provide to the Client under the terms and conditions of this Agreement the services (the "Services" and/ or “Work Product”) more fully described in Addendum No. 1 to this Agreement. Any additional work contracted for outside the scope of the original scope of this Agreement will be set forth in a separate Addendum to the Agreement to be executed by the respective parties prior to the commencement of such additional services.

Such Services shall be performed with the authorization of, and under the direction of, authorized representatives of the Client.

The Service Provider is not, nor shall it be deemed to be at any time during the term of this Agreement, an employee of Client. Its status and relationship with Client shall be that of an independent contractor. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between Client and Service Provider.

II. Term, Termination and Cancellation

Client or Service Provider may, at any time, terminate this Agreement, effective upon the receipt by the non-terminating party of written notice 30 days prior to the intended termination date. In the event of termination, neither party shall be subject to liability under this Agreement; except that Client shall pay the Service Provider for Services rendered and expenses incurred up to and including the date of termination. Upon termination of this Agreement, the parties shall promptly return to each other all written matter of any type which may contain Confidential Information, as defined in Section IV hereof, and any equipment belonging to one party which may have been provided by that party to the other during the term of the Agreement.

As distinct from termination, Client may at any time cancel the performance of all or any portion of the Services to be provided under any Addendum upon written notice to the Service Provider stating Client’s intention to cancel and specifying the portion of the Services to be canceled and the date upon which such cancellation shall be effective. In the event of such cancellation, Client shall pay Service Provider for Services rendered and expenses incurred up to and including the date of cancellation of such Services.

III. Compensation

As consideration for the Service Provider’s services, Client shall make timely payment to the Service Provider for fees related to such services upon presentation of monthly invoices. The fees for this engagement are set forth in Addendum No. 1 to this Agreement.

Any changes to the scope of Services outlined herein and in the Addendum hereto, may result in adjustments to these fees. Any changes to the scope of, and fees associated with, the Services will be set forth in writing and authorized by the appropriate representatives of each party.

IV. Confidential Information

The Service Provider shall not disclose, copy or distribute, or use for its own benefit or for the benefit of any third party, any Confidential Information to any third party except with the expressed written consent of the Client. Nor shall the Service Provider use such Confidential Information for his own benefit or for the benefit of any third party. “Confidential Information” shall mean written, documentary, or oral information of any kind, including but not limited to information of business, planning, marketing or technical nature, and models, tools, hardware and software disclosed by the Client to the Service Provider and marked at the time of such disclosure “confidential” or “proprietary.” “Confidential Information” shall not include, and the Service Provider shall have no obligations concerning disclosure of information which: (a) is generally available or known to the public (b) was known by the Service Provider previous to this Agreement; (c) was developed by the Service Provider independently of this Agreement; or (d) was disclosed to the Service Provider by a third party under no obligation of confidentiality to Client. Upon the expiration or termination of the Agreement for any reason, the Service Provider, upon request, shall return to the Client any and all Confidential Information received in the course of the performance of obligations under this Agreement.

Upon completion of the specified deliverables stipulated by any Addendum of this Agreement, the Client shall legally be entitled to and maintain ownership of any materials, computer programs, files, work papers, work product, technical code and specifications, site domain registration. The Service Provider will be required to immediately submit any or all of these items to the Client upon request.

V. Severability

If any provision of this Agreement or the application thereof, shall, for any reason and to any extent, be invalid, unenforceable, the remainder of this Agreement and application of such provisions to other persons or circumstances shall not be affected thereby, but rather shall be enforceable to the maximum extent permissible under applicable law.

The failure of either party to enforce any condition, right, or covenant of the Agreement at any time shall not be construed as a waiver of such condition, right or covenant, nor shall said party forfeit any rights to future enforcement of the terms of this Agreement.

VI. Miscellaneous

This Agreement and the Addendum (s) hereto contain the entire understanding of the parties with respect to the matter contained herein. There are no promises, covenants or undertakings other than those expressly set forth herein and this Agreement merges all prior writings, discussions and understandings.

This Agreement shall be governed by and construed in accordance with the laws of the State in which the Client is incorporated without regard to its conflict of laws rules.

VII. Client Representatives

Client Representatives authorized to direct the Service Provider in the performance of assignments are identified below as:

Dr. Kai E. Lindevall MD, PhD, Chief Executive Officer

VIII. Delivery of Product or Services

Assignments completed by the Service Provider shall be delivered to the Client representatives identified below:

Same individuals as noted in Section VII above.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to become effective as of the date set forth below.

Signed:

/s/ Philip L. Calamia Philip L. Calamia

Partner

Date: May 8, 2008

/s/ Christopher F. Meshginpoosh Director and Audit Committee Chair

Date: April 22, 2008

Professional Services Agreement

Addendum No. 1 – Summary of Services and Related Fees

Overview of Project Scope

1. Financial and Operational Management Services

PVG has been retained by Encorium Group to provide interim Chief Financial Officer Services until such time the Company retains a permanent CFO. Our understanding is that we will collaborate with Mr. Larry Hoffman, outgoing CFO, on a transition plan and with the Encorium Management Team under the leadership and direction of Dr. Kai E. Lindevall MD, PhD, Chief Executive Officer.

The duties and responsibilities include but are not limited to the following:

·	Interface with Encorium Management Team in the capacity of Chief Financial Officer
·	Supervise finance and accounting staff as agreed and deemed appropriate by Management
·	Direct the reporting requirements of the business (internal and external)
·	Negotiate contracts with customers
·	In collaboration with Management, facilitate the preparation for any Board meetings
·	Attend and participate in Management Meetings and Board Meetings, if any
·	Work with Management to identify process improvements and assist in their implementation

Philip L. Calamia, Partner of the Financial & Operational Management Services Practice at PVG, will serve as the Partner- in- Charge of this engagement and will serve as interim CFO for the duration of this engagement. He will have responsibility and direct involvement for the engagement.

2. Capital Development Services

Encorium may also retain Penn Valley Group to find and source capital for future, potential capital transactions. PVG will collaborate with Encorium Management to understand and define the requirements for the engagement. PVG’s role may include efforts directly but not limited to:

  Define and Affirm Corporate Objectives and Priorities
  Define the Key Milestones of the Fundraising Process
  Appropriately Size the Amount and Type of Financing Required
  Assess and Qualify Funding Sources
  Structure and Negotiate Preliminary Valuation and Terms and Conditions
  Create Competitive Tension in the Process
  Coordinate the Due Diligence Process
  Finalize the Definitive Terms and Documentation
  Support Post-closing Administration

Fee and Expenses

1.	The fee for the aforementioned services related to the Financial and Operational Management Services will be $2,500/ per day for Mr. Calamia.

2.	The fee for the aforementioned services related to the Capital Development Services will be determined at a later date once the parties agree on scope of assignment and timing for execution.

Generally, the fee structure would be a monthly retainer, plus a success fee at closing of the financing.

The fees will be billed bi-monthly, on or around the 15th and 31st of each month for the previous period.

All invoices are due upon receipt. All customary out-of-pocket expenses related to travel or entertainment would be reimbursed at 100% based on the presentation of appropriate documentation. Any individual expense over $25 would need to be approved in advance by the Company.

Signed:

/s/ Philip L. Calamia Philip L. Calamia

Partner

Date: May 8, 2008

/s/ Christopher F. Meshginpoosh Director and Audit Committee Chair

Date: April 22, 2008